Exhibit 99.1

FOR IMMEDIATE RELEASE

New Sales & Marketing Leadership at AMVAC Chemical

Newport Beach, CA – June 12, 2009 – American Vanguard Corporation (NYSE:AVD) announced today that it is reorganizing the Sales & Marketing function of its wholly owned subsidiary AMVAC Chemical Company.

Mr. Trevor Thorley, AMVAC’s Chief Operating Officer, will be assuming direct responsibility for the organization’s sales and marketing efforts beginning July 1, 2009. He will continue his responsibilities as Chief Operating Officer, which include technology, regulatory, manufacturing and administrative functions reporting directly to him.

Mr. Chris Hildreth, AMVAC’s current sales leader, will resign effective June 30, 2009, but will continue to assist the Company on specific projects in a consulting capacity.

Mr. Eric Wintemute, American Vanguard’s Chief Executive Officer commented: “As American Vanguard continues its domestic and international growth we want to fully utilize all of our resources to achieve that objective. A large part of that effort will revolve around customer focus and superior product management. We believe that Trevor’s strong background in these areas will allow him to drive our sales and marketing initiatives and create an even stronger organization.”

Mr. Wintemute continued; “Chris has been an important contributor to the growth that we have achieved in recent years. During his six years as head of our sales organization, we have more than doubled our revenue base and established AMVAC as a leader in the North American Crop Protection business.”

Mr. Trevor Thorley commented: “I inherit an experienced and effective organization and I plan to build on that foundation to raise AMVAC to the next level of service and support for our customers. We are well positioned in many promising segments of the market with our expanding product portfolio and a number of new initiatives. We will continue our growth in both domestic and international markets and in the strategically important non-crop business. We will provide our customers a comprehensive offering of value-added products, responsive service, and operational excellence. Our entire organization will be focused on and accountable to the interests and success of our customers.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in the conference call referenced in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com